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                                                                    EXHIBIT 21.1

                      ROSS SYSTEMS, INC. AND SUBSIDIARIES
                              LIST OF SUBSIDIARIES

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           SUBSIDIARY                                              PLACE OF INCORPORATION
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
       1.  Cardinal Data Corporation                               Massachusetts, USA

       2.  Ross Systems (U.K.) Ltd.                                United Kingdom

       3.  RossData Canada Limited                                 Canada

       4.  Ross Computer Software B.V.                             The Netherlands

       5.  Ross Systems Nederland B.V.                             The Netherlands

       6.  Ross Systems France S.A.                                France

       7.  Ross Systems Europe N.V.                                Belgium

       8.  Pioneer Software, Inc.                                  California, USA

       9.  Ross Systems Deutschland GmbH                           Germany

      10.  Ross Systems Iberica                                    Spain

      11.  Bizware Corporation                                     New Jersey, USA

      12.  Ross Software International PTE, Ltd.                   Singapore

      13.  Ross Software International (HK), Ltd.                  Hong Kong

      14.  Ross Systems Canadian Holdings, Inc.                    Delaware

      15.  Hi Point Systems Corporation                            Ontario, Canada
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